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Exhibit 23.4

January 15, 2008

Board of Directors
Cardinal State Bank
3710 University Drive
Durham, NC 27707

Members of the Board:

        We hereby consent to the use of the opinion letter dated January 15, 2008 to the Board of Directors of Cardinal State Bank as an appendix to the joint proxy statement/prospectus that is a part of the registration statement on Form S-4/A as filed with the Securities and Exchange Commission. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

The Orr Group, LLC

110 South Stratford Road • Winston-Salem, NC 27104 • Post Office Road 5176 • Winston-Salem, NC 27113-5176 • 336-722-7881 • Fax: 336-722-7517
www.theorrgroup.com

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  Exhibit 23.4